KEY EMPLOYEE AGREEMENT
                           ----------------------

To:    Carl Franzblau, Ph.D.
       147 Plymouth Road
       Newton, Massachusetts  02161

                                                    May 18, 1999

The undersigned, Hemagen Diagnostics, Inc., a Delaware corporation (the "Company"), hereby agrees with you as follows:

1.    Position and Responsibilities.
      ------------------------------

1. 1.1 You shall serve as Chief Executive Officer and President for the Company, (or in such other executive capacity as shall be designated by the Board of Directors and reasonably acceptable to you in your sole discretion) and shall perform the duties customarily associated with such capacity from time to time as the Company shall designate are appropriate and necessary in connection with such employment.

      1.2  You will, to the best of your ability, devote no less than thirty
(30) hours per week to the performance of your duties hereunder and to the business and affairs of the Company. You agree to perform such executive duties as may be assigned to you by or on authority of the Company's Board of Directors from time to time.

      1.3 You will perform and observe any and all reasonable rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

      1.4 If, for any reason, the Company materially or substantially changes or modifies your duties and/or the responsibilities of your position with the Company or if the Company relocates your primary place of employment to a place that is greater than 50 miles from its present location in Waltham, Massachusetts, then, at your option, your employment with the Company may be terminated and, for purposes of this Agreement, such termination will be considered a termination without cause by the Company and the provisions of
Section 2.2(b) shall apply.

2.    Term of Employment.
      -------------------

      2.1 The initial term of this Agreement shall be for the period of years set forth on Exhibit A annexed hereto commencing May 18, 1999. Thereafter, this Agreement shall be automatically renewed for successive periods of one year, unless you or the Company shall give the other party not less than nine
(9) months written notice of non-renewal. Your employment with the Company may be terminated at any time as provided in section 2.2.

       2.2 The Company shall have the right, on written notice to you, to terminate your employment:

            (a) immediately at any time for cause; or

            (b) at any time without cause, provided the Company shall be obligated to pay to you as severance pay an amount equal to thirty-six
      (36) months Base Salary (as set forth on Exhibit A hereto regardless of the remaining term hereunder) , less applicable taxes and other required withholdings and any amounts you may owe to the Company; or

            (c) at any time without cause or notice in the event of any involuntary liquidation of the Company.

      2.3 For purposes of Section 2.2, the term "cause" shall mean the willful breach or habitual neglect of your obligations under this Agreement or your duties as an employee of the Company provided that, if time allows, the Company provides you with thirty (30) days prior notice with the right to cure such breach or neglect.

      2.4 For purposes of Section 2.2(b), you shall have no duty to mitigate such payments by seeking other employment nor shall any payments be reduced by any other employment which you may obtain after termination of your employment with the Company. However, if you accept any payments under Section 2.2(b), you shall hereby agree (and you hereby agree to sign any reasonable general release form) to release and hold the Company harmless from and against any claim or action you may have against the Company related solely to your employment by the Company.

3. Compensation. You shall receive the compensation and benefits set forth on Exhibit A hereto ("Compensation") for all services to be rendered by you hereunder and for your transfer of property rights pursuant to an agreement relating to proprietary information and inventions of even date herewith attached hereto as Exhibit B between you and the Company (the "Proprietary Information and Inventions Agreement").

4. Other Activities During Employment. You hereby agree that during your employment hereunder, you will not, directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise) , (h) as a broker, or (I) as a partner, co-venturer, stockholder or other proprietor owning directly or indirectly more than five percent (5%) interest in any firm, corporation, partnership, trust, association, or other organization which is engaged in the manufacture and sale of medical diagnostics or any other line of business engaged in or under demonstrable development by the Company (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a "Prohibited Enterprise").

5.   Former Employers.
     -----------------

      5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written. You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

      5.2 If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own all information which is common knowledge in the industry or otherwise legally in the public domain.

6. Proprietary Information and Inventions. You agree to execute, deliver and be bound by the provisions of the Proprietary Information and Inventions Agreement.

7.    Post-Employment Activities.
      ---------------------------

      7.1 For a period of one (1) year after the termination or expiration, for any reason, of your employment with the Company hereunder, absent the Company's prior written approval, you will not directly or indirectly engage in activities similar or reasonably related to those in which you shall have engaged hereunder during the one year immediately preceding termination or expiration for, nor render services similar or reasonably related to those which you shall have rendered hereunder during such year to, any person or entity whether now existing or hereafter established which directly competes with (or proposes or plans to directly compete with) the Company ("Direct Competitor") in any line of business engaged in or under development by the Company. Nor shall you entice, induce or encourage any of the Company's other employees to engage in any activity which, were it done by you, would violate any provision of the Proprietary Information and Inventions Agreement or this
Section 7. As used in this Section 7.1, the term "any line of business engaged in or under development by the Company" shall be applied as at the date of termination of your employment, or, if later, as at the date of termination of any post-employment consultation.

      7.2 No provision of this Agreement shall be construed to preclude you from performing the same services which the Company hereby retains you to perform for any person or entity which is not a Direct Competitor of the Company upon the expiration or termination of your employment (or any post-employment consultation) so long as you do not thereby violate any term of the Proprietary Information and Inventions Agreement.

8. Remedies. Your obligations under the Proprietary Information and Inventions Agreement and the provisions of Sections 6,7,8 and 9 of this Agreement (as modified by Section 10, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement or Section 7 would be inadequate and you therefore agree that the Company shall be entitled to such injunctive relief in case of any such breach or threatened breach.

9. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law.

10. Interpretation. IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

11. Notices. Any notice which the Company is required to or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any notice under this Section 11 shall be deemed to be the date of delivery thereof.

12. Waivers. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments. The foregoing including Exhibits A, B and C hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company's Board of Directors.

14. Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

15. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

16. Governing Law. This Agreement shall be governed by and construed under Massachusetts law.

      If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Proprietary Information and Inventions Agreement, whereupon this Agreement shall become binding in accordance with its terms. Please then return this Agreement to the Company. (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).

                                       Very truly yours,
                                       HEMAGEN DIAGNOSTICS INC.


                                       By: /s/ Lawrence Gilbert, Member of the
                                       Compensation Committee of the Board of
                                       Directors

Accepted and Agreed: /s/ Carl Franzblau
                     ------------------
                         CARL FRANZBLAU


                                  Exhibit A
                                  ---------

                 EMPLOYMENT TERM, COMPENSATION AND BENEFITS

                              OF CARL FRANZBLAU

2. Term. The term of the Agreement to which this Exhibit A is annexed and incorporated shall be until May 17, 2004.

2.    Compensation.
      -------------
            (a) Base Salary. Your Base Salary shall be:
      $145,000 per annum from the date of this Agreement through the remainder of 1999 and thereafter as may be determined by the Company's Board of Directors, but in no event less than $145,000 per annum, payable in accordance with the Company's payroll policies.

            (b) Bonus. Any future bonuses shall be determined by the Board of Directors of the Company, taking into account the current economic condition of the Company.

3. Vacation. You shall be entitled to all legal and religious holidays, and five (5) weeks paid vacation per annum.

4. Insurance and Benefits. You shall be eligible for participation in any health or other group insurance plan or general benefit plans which may be established by the Company or which the Company is required to maintain by law. The Company shall provide health insurance for you and your family. You shall also be entitled to use an automobile provided by the Company.

                                  Exhibit B
                                  ---------

              PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

To:   Hemagen Diagnostics, Inc.
      34-40 Bear Hill Road
      Waltham, Massachusetts 02451

                                                    As of May 18, 1998

      The undersigned, in consideration of and as a condition of my employment or continued employment by you and/or by companies which you own, control, or are affiliated with or their successors in business (collectively, the "Company"), hereby agrees as follows:

1. Confidentiality. I agree to keep confidential, except as the Company may otherwise consent in writing, and, except for the Company's benefit, not to disclose or make any use of at any time either during or subsequent to my employment, any Inventions (as hereinafter defined), trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its affiliates, which I may produce, obtain, or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

2.    Conflicting Employment: Return of Confidential Material.
      --------------------------------------------------------

      2.1 I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company. In the event my employment with the Company terminates for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of which I may obtain or produce during the course of my employment, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my employment.

      2.2 I represent that I am not a party to any existing Agreement which would prevent my entering into this Agreement, but advise the Company that I am a member of the Academic Staff of Boston University ("University"). As a member of the Academic Staff, I am responsible for ensuring that any agreement I enter into is not in conflict with the patent policy of the University or in conflict with other University commitments. Under my University Patent Policy and Agreement, I am required to disclose to the University certain inventions made by me in the course of my outside employment or consulting work that directly relate to my professional work at the University. Should University facilities be used by me in the reduction to practice of such inventions, paragraph 2.6 below shall apply, otherwise paragraph 2.5 below shall apply. I agree to use my best efforts to (a) segregate work done under this Agreement from my work for the University, so as to minimize any questions of disclosure of, or rights under, any inventions, and (b) assist the Company and the University in fairly resolving any such questions which may arise.

       2.3 I also acknowledge that the University has accepted certain grants under research funding agreements with the following Government agencies pursuant to which I perform basic research: NIH (HL) and NIH (AG) ("Government"). Work on said Government funded research project(s) will continue during the term of this Agreement, but do not relate to the business of the Company. As a result of the Government funding agreements, I am required to disclose to the University certain inventions made by me in the course of my work that may relate also to my research work under the Government funding agreements. I agree to use my best efforts to (a) segregate work done under this Agreement from my work under the Government funding agreement, so as to minimize any questions of disclosure of, or rights under, any inventions, and (b) assist the Company, the Government and, if necessary, the University in fairly resolving any such questions which may arise.

      2.4 I warrant that I am not obligated under any other consultant, employment, or other agreement which would affect the Company's rights or my duties under this Agreement. I agree that for the term of this Agreement, and for a period of two (2) years thereafter, I will not, without the prior written consent of the Company, enter into any agreement with anyone other than the Company to consult or otherwise render services with regard to the subject matter of this Agreement or any subject directly relevant thereto, provided that this Agreement shall not negate my obligations to the University.

      2.5 Except as hereinafter provided, any and all improvements, developments, or discoveries or inventions that are made by me or as a direct result of my employment by the Company, whether or not patentable, shall be the sole and exclusive property of the Company. I agree to disclose promptly to the Company any such improvements, developments, or discoveries made by me, and, where applicable, to assign to the Company any inventions disclosed and to give the Company reasonable assistance in preparing or prosecuting, in the Company's name and at the Company's expense, any patent applications covering such inventions.

      2.6 Any invention made by me that is reduced to practice using University facilities may be subject to certain rights of the University. The University's policy states that for three years after disclosure by me of inventions that are subject to such rights, the University may not to grant any rights under patents or patent applications covering such inventions without first offering the Company or myself the opportunity for sixty (60) days from the date of the offer to meet the terms of such proposed grant of rights.

      2.7 I hereby represent and warrant that the work to be performed by me for the Company, which is subject to this Agreement, does not relate to my work at the University and is not subject to any claims of the University.

3.    Assignment of Inventions.
      -------------------------

      3.1 I hereby acknowledge and agree that the Company is the owner of all Inventions. In order to protect the Company's rights to such Inventions, by executing this Agreement I hereby irrevocably assign to the Company all my right, title and interest in and to all Inventions.

      3.2 For purposes of this Agreement, "Inventions" shall mean all discoveries, processes, designs, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) during the period of my employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company.

      3.3 Any discovery, process, design, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) which I develop entirely on my own time not using any of the Company's equipment, supplies, facilities, or trade secret information ("Personal Invention") is excluded from this Agreement provided such Personal Invention (a) does not relate to the actual or demonstrably anticipated business' research and development of the Company, and (b) does not result, directly or indirectly, from any work performed by me for the Company.

4. Disclosure of Inventions. I agree that in connection with any Invention, I will promptly disclose such Invention to my immediate superior at the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement. My disclosure shall be received in confidence by the Company.

5.    Patents and Copyrights; Execution of Documents.
      -----------------------------------------------

      5.1 Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries. Such patents and copyrights shall be and remain the sole and exclusive property of the Company or its nominee. I agree to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.

      5.2 In connection with this Agreement, I agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect the Company's or its nominee's interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.

6. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (in the form of notes, sketches, drawings and other records as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

7. Prior Inventions. It is understood that all Personal Inventions, if any, whether patented or unpatented, which I made prior to my employment by the Company, are excluded from this Agreement except as set forth on Schedule A attached hereto. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any Personal Invention. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such Personal Invention.

8. Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the Company's obligations.

9. Trade Secrets of Others. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.

10. Modification. I agree that any subsequent change or changes in my employment duties, salary or compensation or, if applicable, in any Employment Agreement between the Company and me, shall not affect the validity or scope of this Agreement.

11. Successors and Assigns. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

12. Interpretation. IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it in accordance with a judgment of a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

13. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14. Complete Agreement, Amendments. I acknowledge receipt of this Agreement, and agree that with respect to the subject matter thereof it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by either party of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, and, in the case of the Company, upon written authorization of the Company's Board of Directors.

15. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

16. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

17. Governing Law. This Agreement shall be governed and construed under Massachusetts law.


                                       By: /s/ Carl Franzblau
                                           ------------------
                                           CARL FRANZBLAU


Accepted and Agreed:

HEMAGEN DIAGNOSTICS, INC.

                                       By: /s/ Lawrence Gilbert
                                       Title: Member of the Board of Directors
                                       Date: 5/18/99

                                 SCHEDULE A
                                 ----------

                          LIST OF PRIOR INVENTIONS

Identifying Number and/or Brief Description:

All discoveries, processes, designs, technologies and improvements relating to hemagglutination technology.